Exhibit (a)(45)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

at

$21.00 NET PER SHARE IN CASH

by

PROTEIN ACQUISITION CORPORATION

a wholly owned subsidiary of

PILGRIM’S PRIDE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

December 8, 2006

To Our Clients:

Enclosed for your consideration are a Supplement dated December 8, 2006 (the “Supplement”) to the Offer to Purchase dated September 29, 2006 (as amended or supplemented from time to time, the “Offer to Purchase”), and an accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase and the Supplement collectively constitute the “Offer”) in connection with the offer by Protein Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and Computershare Investor Services, LLC as successor Rights Agent to SunTrust Bank, for $21.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $21.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, Wednesday, December 27, 2006, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants or rights (other than the Rights)) immediately prior to expiration of the Offer, (ii) designees of Parent constituting a majority of the members of the Company’s Board of Directors, or having been appointed by the Board of Directors effective upon the resignation of directors described in the following clause (iii); (iii) delivery and effectiveness by such number of members of the Company’s Board of Directors (who will be selected by Parent) equal to the number of directors to be designated by Parent in accordance with the Merger Agreement (as defined in paragraph 5 below) of resignations from the Board of Directors and all committees effective as of the Payment Date (as defined in the Offer to Purchase); (iv) approval of the Offer and the Merger for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”) or the restrictions of Section 203 shall be inapplicable to Parent and Purchaser; and (v) Parent having available to it proceeds of financings that are sufficient to consummate the Offer and the Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay all related fees and expenses. The Offer is also subject to certain other conditions contained in the Supplement.

5. The Board of Directors of the Company has unanimously determined that the Agreement and Plan of Merger dated as of December 3, 2006 (the “Merger Agreement”), among Parent, Purchaser and the Company and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into the Company (the “Merger”), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Shares previously tendered pursuant to the Offer to Purchase dated September 29, 2006 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $21.00 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares should disregard the materials previously delivered and use the materials accompanying the Supplement.

The Offer is being made solely by the Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse Securities (USA) LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated September 29, 2006 (as amended or supplemented from time to time, the “Offer to Purchase”), the Supplement to the Offer to Purchase dated December 8, 2006 (the “Supplement”), and the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase and the Supplement collectively constitute the “Offer”) in connection with the offer by Protein Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and Computershare Investor Services LLC as successor Rights Agent to SunTrust Bank.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:
SIGN HERE

Number of Shares To Be Tendered:

Shares*
SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS
AREA CODE AND TELEPHONE NUMBER
TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.